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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to incorporation by reference in the Registration Statement on Form S-2 (Rights Offering) of PC Quote, Inc. of our report dated March 7, 1997, relating to the balance sheets of PC Quote, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the December 31, 1996, Annual Report on Form 10-K of PC Quote, Inc. and to the reference of our firm under the heading "Experts" in the Registration Statement.

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                                /s/ MCGLADREY & PULLEN, LLP
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                                McGladrey & Pullen, LLP
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October 31, 1997
Schaumburg, Illinois